Quest Resource Corporation Annual Report
                              for Fiscal Year 2004

OKLAHOMA CITY, Oklahoma; September 23, 2004 - Quest Resource Corporation (OTC:QRCP) has filed its annual report on Form 10-KSB containing financial and operating results for the year ending May 31, 2004.

Quest Resource Corporation ("Quest") acquired the Cherokee Basin assets of Devon Energy Production Company, LP and Tall Grass Gas Services, LLC (collectively, "Devon") on December 22, 2003 for a total consideration of $126 million, subject to certain purchase price adjustments. At the time of acquisition, the acquired assets had approximately 95.9 Bcfe of estimated proved reserves, 91.7 Bcfe of estimated probable reserves and 72.2 Bcfe of estimated possible reserves. The assets included approximately 372,000 gross (366,000 net) acres of natural gas leases, 418 gross (325 net) natural gas wells and 207 miles of gas gathering pipelines. At the time of acquisition, the Devon assets were producing an average of approximately 19,600 gross mcf per day. The annual results reflect only five months of natural gas production and revenue contributed by the addition of the Devon assets.

                           QUEST RESOURCE CORPORATION
                       SELECT FINANCIAL AND OPERATING DATA
                            For The Year Ended May 31




                                                                           2003
Selected Income Data                                         2004      Restated
Total Revenue                                         $30,011,000    $8,098,000
Net Loss                                             ($   393,000)  ($3,563,000)
Net Loss Per Share                                   ($      0.03)  ($     0.35)
Net Income Per Share Excluding Change In Derivative   $      0.10    $     0.12
 Fair Value Diluted *1
Operating Income                                      $ 9,465,000    $2,408,000
Operating Income Per Share Diluted                    $      0.61    $     0.21
EBITDA *2                                             $17,115,000    $4,230,000
EBITDA Per Share Diluted *2                           $      1.10    $     0.37
Weighted Average Shares Outstanding Basic              13,970,880    10,236,288
Weighted Average Shares Outstanding Diluted *3         15,570,462    11,298,019


Selected Operating Data
Net Gas Production (mcf)                                5,530,208     1,488,679
Net Oil Production (bbl)                                    8,549        14,123
Proved Gas Reserves (mcf)                             133,576,200    28,270,634
Proved Oil Reserves (bbl)                                  57,105        43,083
Present Value of Future Net Cash
  Flows Discounted at 10%                            $318,356,000   $69,954,990


*1 The values for derivative instruments are based upon, among other things, natural gas futures prices, volatility, and time to maturity and credit risk. For accounting purposes, the change in Derivative Fair Value ("DFV") is a non-cash charge against or addition to earnings. For additional information, see
Note  1  "Basis  of   Presentation   and  Summary  of   Significant   Accounting
Policies--Accounting of Derivative Instruments and Hedging Activities" to Quest's consolidated financial statements included in its Form 10-KSB for the fiscal year ended May 31, 2004.

       Reconciliation of Net Earnings Per Share Excluding Change in DFV
                            For the Year Ended May 31

                                                                        2003
                                                          2004        Restated
Net Loss                                              ($  393,000)  ($3,563,000)
Change in DFV                                          (2,013,000)   (4,867,000)
Net Income Excluding Change in DFV                      1,620,000     1,304,000
Net Income Per Share Excluding Change in DFV           $     0.10    $     0.12



*2 EBITDA, which is Earnings before interest, income taxes and depreciation, depletion and amortization expense, is presented because it is used by us, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. The following is a reconciliation of Net Loss Before Cumulative Effect of Accounting Change to EBITDA:


             Reconciliation of Net Loss Before Cumulative Effect of
                           Accounting Change to EBITDA
                            For the Year Ended May 31

                                                                        2003
                                                          2004        Restated

Net Loss Before Cumulative Effect of Accounting     ($   365,000)   ($3,563,000)
 Change
Interest Expense, Net                                $ 8,056,000     $  727,000
Sale of Assets                                       $     6,000     $    3,000
Income Tax Benefit (Expense)                        ($   245,000)    $  374,000
Depreciation, Depletion & Amortization Expense       $ 7,650,000     $1,822,000
Change in Derivative Fair Value                      $ 2,013,000     $4,867,000
EBITDA                                               $17,115,000     $4,230,000


*3 In Quest's financial statements included in Form 10-KSB for the fiscal year ended May 31, 2004; Weighted Average Shares Outstanding Diluted for the fiscal years ended May 31, 2004 and 2003 were 15,570,462 and 11,298,019, respectively. The numbers reflected in the table take into account the effect of outstanding warrants, convertible debentures, and convertible preferred stock that were excluded in computing Net Loss Per Share, because their effect was non-diluting due to the net loss.

Comments On Financial and Operating Data

Quest's annual net production grew to approximately 5.5 million mcf, an increase of 272% over the prior year's production of approximately 1.5 million mcf. Total Revenues and Operating Income for fiscal 2004 were approximately $30.0 million, and $9.5 million, respectively. These are substantial increases over the Total Revenues of approximately $8.1 million and Operating Income of approximately $2.4 million for Fiscal 2003.

Proven Reserves

Net proven reserves of approximately 133.6 million mcfe for Fiscal 2004 exceeded net proven reserves of approximately 28.3 million mcfe for 2003 by 372%. The proven reserve estimates were prepared by the petroleum engineering firm of Cawley, Gillespie, and Associates, Inc. of Ft. Worth, TX. The 2004 proven reserve estimate places a present value of the future net cash flow discounted at 10% at approximately $318.4 million.

Management Comments

The significant increase in net production and net proven reserves reflect the magnitude of growth accomplished by Quest through its strategic acquisition of Devon's Cherokee Basin producing wells and pipeline network, and the aggressive new well drilling and completion program that is still active. The Company has accelerated its development plans by establishing a new well drilling and completion target of 1,140 wells for the next three years. Management believes that Quest has the experienced employee base and development assets in place to accomplish this increased pace of development.

Quest's primary activity is the exploration, production, and transportation of natural gas in a 1,000 square mile region of southeastern Kansas and northeastern Oklahoma that is served by its 900 mile gas pipeline network. For more information, contact Mr. Jim Vin Zant at 316-788-1545 or visit the Quest website at www.qrcp.net.

Opinions, forecasts, projections or statements other than statements of historical fact, are forward looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in the Company's filings with the Securities and Exchange Commission. You can find Quest's filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.